Exhibit 99(d)(2)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

Effective June 24, 2025

The Lazard Funds, Inc.

30 Rockefeller Plaza

New York, New York 10112

Re:	Expense Limitation Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Enhanced Opportunities Portfolio and Lazard Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A), fees and expenses related to filing foreign tax reclaims and extraordinary expenses, exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Management Agreement”), or LAM will bear, such excess expense.

In addition, until May 1, 2026, to the extent the “Total Annual Fund Operating Expenses” (as used in Form N-1A) of the R6 shares of a Portfolio exceed the Total Annual Fund Operating Expenses of the Portfolio’s Institutional shares (in each case, not including management fees, custodial fees or other expenses related to the management of the Portfolio’s assets), LAM will bear the expenses of the R6 shares in the amount of such excess.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Mark R. Anderson
Managing Director

Accepted and Agreed To:
THE LAZARD FUNDS, INC.,
    on behalf of each of the Portfolios set forth on Schedule A hereto

By:
Christina Kennedy
Chief Financial Officer

2

SCHEDULE A

	Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)
Name of Portfolio	Institutional Shares	Open Shares	R6 Shares
Until September 30, 2025
Lazard Emerging Markets Core Equity Portfolio	1.10%	1.35%	1.05%

From October 1, 2025 Until at Least the Closing Date (as defined below)[1]
Lazard Emerging Markets Core Equity Portfolio	1.05%	N/A2	N/A2

Until May 1, 2026
Lazard Developing Markets Equity Portfolio	1.10%	1.35%	1.05%
Lazard Emerging Markets Equity Advantage Portfolio	0.90%	1.15%	0.85%
Lazard Emerging Markets Equity Portfolio	1.15%	1.40%	1.10%
Lazard Enhanced Opportunities Portfolio	1.20%	1.45%	1.15%
Lazard Equity Franchise Portfolio	0.95%	1.20%	0.90%
Lazard Global Equity Select Portfolio	0.90%	1.15%	0.85%
Lazard International Equity Portfolio	0.85%	1.10%	0.80%
Lazard International Equity Select Portfolio	0.90%	1.15%	0.85%
Lazard International Quality Growth Portfolio	0.85%	1.10%[3]	0.80%
Lazard International Small Cap Equity Portfolio	1.03%	1.28%	0.98%
Lazard International Strategic Equity Portfolio	1.00%	1.25%	0.95%
Lazard Opportunistic Strategies Portfolio	1.02%	1.27%	1.02%
Lazard Real Assets Portfolio	0.80%	1.05%	0.75%[3]
Lazard US High Yield Portfolio	0.55%	0.80%	0.55%[3]
Lazard US Convertibles Portfolio	0.75%	1.00%	0.70%
Lazard US Equity Concentrated Portfolio	0.80%	1.05%	0.75%
Lazard US Equity Focus Portfolio	0.70%	0.95%	0.70%
Lazard US Short Duration Fixed Income Portfolio	0.40%	0.65%[3]	0.35%
Lazard US Small Cap Equity Select Portfolio	0.95%	1.20%	0.90%
Lazard US Sustainable Equity Portfolio	0.75%	1.00%	0.70%
Lazard US Systematic Small Cap Equity Portfolio	0.90%	1.15%	0.85%

Until September 30, 2027
Lazard Government Money Market Portfolio	0.25%	0.50%	0.25%

Until May 1, 2035
Lazard Global Listed Infrastructure Portfolio	1.20%	1.45%	1.15%

[1]	It is currently expected that the Portfolio will be reorganized into the Lazard Emerging Markets Opportunities ETF on October 24, 2025, or such other date as agreed to by the parties (the “Closing Date”). This expense limitation arrangement will remain in effect until the earlier of the Closing Date or July 25, 2026.
[2]	It is currently expected that on October 3, 2025, Open Shares and R6 Shares of the Portfolio will be converted into Institutional Shares.
[3]	Until May 1, 2035.

From May 1, 2026 until May 1, 2035
Lazard International Equity Select Portfolio	1.15%	1.40%	1.10%
Lazard US Equity Concentrated Portfolio	1.10%	1.35%	1.05%